UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Form 8-K
_______________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2014
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Euronet Worldwide, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation)	001-31648 (Commission File Number)	74-2806888 (I.R.S. Employer Identification No.)

3500 College Boulevard
Leawood, Kansas 66211
(Address of principal executive office)(Zip Code)

(913) 327-4200
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)
On September 17, 2014, the Board of Directors (the “Board”) of Euronet Worldwide, Inc. (the “Company”), pursuant to applicable provisions of the Company’s Bylaws, appointed Mark R. Callegari to the Board, effective on the date of appointment. This appointment increases the Board’s membership to a total of nine directors, divided among three classes, with Mr. Callegari to serve as a Class II director with a term expiring at the Company’s Annual Meeting of Stockholders in 2017. Mr. Callegari was also appointed to the Nominating and Corporate Governance and Compensation Committees of the Board.

Mr. Callegari is the Founder and Chief Executive Officer of Callegenix, LLC, an industry leader in lighting control and microprocessing systems. Mr Callegari received a Bachelor of Science degree from Rockhurst University and is the holder of two patents on the process of illuminating building facades.
The Board has determined that Mr. Callegari is an independent director under the Nasdaq Global Select Market listing standards and the Company’s independence guidelines, as set forth in its Corporate Governance Guidelines (available on Company’s Web site at  www.euronetworldwide.com, under Investor Relations — Corporate Governance).
For his service, Mr. Callegari will receive compensation that is commensurate with that received by the Company’s other non-management directors, although the annual retainer and stock based compensation will be pro-rated to reflect his length of service in 2014. Non-management director annual compensation for fiscal year 2014 is comprised of 50% cash ($75,000) and 50% immediately vesting Company stock (grant date fair value of $75,000) for a total aggregate amount of $150,000.
A copy of the Company’s press release announcing the appointment of Mr. Callegari is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
99.1	Exhibit 99.1 - Press Release dated September 23, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Euronet Worldwide, Inc.

By:	/s/ Jeffrey B. Newman
Jeffrey B. Newman
Executive Vice President and General Counsel
Date: September 23, 2014

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Exhibit 99.1 - Press Release dated September 23, 2014